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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF PIPER & MARBURY L.L.P.]

                              September 24, 1997


Imperial Credit Commercial Mortgage Investment Corp.
c/o Imperial Credit Industries, Inc.
23550 Hawthorne Boulevard, Building One, Suite 110
Torrance, California 90505

                      Registration Statement on Form S-11
                      -----------------------------------

Ladies and Gentlemen:

   We have acted as special Maryland counsel to Imperial Credit Commercial Mortgage Investment Corp., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-11 of the Company (Registration No. 333-32683) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for an initial public offering by the Company of up to 28,750,000 shares of Common Stock, par value $.0001 per share (the "Shares"), pursuant to an Underwriting Agreement between the Company and Friedman, Billings, Ramsey & Co., Inc., and Jefferies & Company, Inc. as representatives of the several underwriters (the "Underwriting Agreement").

   In this capacity, we have examined the Registration Statement as amended to date (and the Preliminary Prospectus contained therein), a draft of the Underwriting Agreement, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company or a committee thereof relating to the issuance of the Shares, a Certificate of the Secretary of the Company dated the date hereof, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), no substantial change in the final documents of
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Imperial Credit Commercial Mortgage Investment Corp.
September 24, 1997
Page 2


documents submitted to us as drafts, and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate of the Secretary and have not independently verified the matters stated therein.


     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Prospectus and the Underwriting Agreement, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

     The opinion expressed herein is for (i) the use of the Company in connection with the Registration Statement, and (ii) the use of Sonnenschein Nath & Rosenthal in giving their legality opinion to be filed as an exhibit to the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus and the Prospectus Supplement included in the Registration Statement.

                                             Very truly yours,


                                             /s/ Piper & Marbury L.L.P.